Exhibit 99.1

Acer Therapeutics Announces Agreement with FDA on Special Protocol Assessment for its Phase 3 EDSIVO™ (celiprolol) Trial in Vascular Ehlers-Danlos Syndrome Patients

Phase 3 DiSCOVER clinical trial initiation expected by end of Q2 2022

NEWTON, MA – May 09, 2022 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today announced it has reached agreement with the U.S. Food and Drug Administration (FDA) under a Special Protocol Assessment (SPA) for its pivotal Phase 3 DiSCOVER (Decentralized Study of Celiprolol on vEDS-related Event Reduction) clinical trial of EDSIVO™ (celiprolol) for the treatment of patients with COL3A1-positive vascular Ehlers-Danlos Syndrome (vEDS). In April 2022, FDA granted celiprolol Breakthrough Therapy designation in the U.S.

The SPA agreement is a process through which sponsors may seek agreement with FDA on the design and size of certain clinical trials, clinical studies, or animal studies. Agreement on Acer’s Phase 3 trial design indicates concurrence by FDA with the adequacy and acceptability of specific critical elements of the overall protocol design that could support a future regulatory submission and marketing application if the trial results meet the agreed-upon criteria. For more information on Special Protocol Assessments, please visit: https://www.fda.gov/regulatory-information/search-fda-guidance-documents/special-protocol-assessment-guidance-industry.

“Receiving SPA agreement from FDA is a significant milestone in our ongoing development of EDSIVO™ for patients with COL3A1-positive vEDS, who urgently need an approved treatment for this devastating disease,” said Adrian Quartel, MD, CMO of Acer. “The SPA underscores our alignment with FDA on important regulatory, clinical and scientific requirements for our planned Phase 3 trial and reflects our ongoing commitment to the vEDS patient community. We are planning for trial initiation by the end of Q2 2022.”

About the EDSIVO™ DiSCOVER Trial

The DiSCOVER trial is a prospective, Phase 3, randomized, double-blind, placebo-controlled efficacy trial designed to evaluate EDSIVO™ in patients with genetically confirmed COL3A1-positive vEDS using a decentralized clinical trial design and independent adjudication committee. The primary objective of the trial is to determine whether EDSIVO™ reduces the occurrence of vEDS-related clinical events requiring medical attention (fatal and non-fatal cardiac or arterial events, uterine rupture, intestinal rupture, and/or unexplained sudden death) relative to placebo as measured by time to event. One interim analysis (based on number of primary events) is planned at approximately 24 months after full enrollment. Acer plans to enroll approximately 150 COL3A1-positive vEDS patients, all in the U.S., randomized 2:1 to receive either EDSIVO™ or placebo, respectively.

The duration of the DiSCOVER trial is currently estimated to be approximately 3.5 years to completion (based on statistical power calculations and number of primary events), once fully enrolled, which will require additional capital beyond mid-2022. In April 2022, FDA granted celiprolol Breakthrough Therapy designation in the U.S. for the treatment of patients with COL3A1-positive vEDS. EDSIVO™ (celiprolol) is an investigational product candidate which has not been approved by FDA. There is no guarantee that this product candidate will receive regulatory authority approval or become commercially available for any indications in the U.S.

More information on the planned EDSIVO™ pivotal clinical trial can be found at www.discoverceliprolol.com.

About vEDS

Ehlers-Danlos syndrome (EDS) is an inherited disorder caused by mutations in the genes responsible for the structure, production, or processing of collagen, an important component of the connective tissues in the human body, or proteins that interact with collagen. EDS is a spectrum disorder where patients present with various forms, the most serious of which is vascular Ehlers-Danlos syndrome (vEDS), also known as vEDS type IV, which is generally caused by a mutation in the COL3A1 gene resulting in reduced collagen levels. vEDS causes abnormal fragility in blood vessels, which can give rise to aneurysms, abnormal connections between blood vessels known as arteriovenous fistulas, arterial dissections, and spontaneous vascular ruptures, all of which can be potentially life-threatening. Gastrointestinal and uterine fragility or rupture also commonly occur in vEDS patients. Spontaneous arterial rupture has a peak incidence in the third or fourth decade of life in vEDS patients but may occur earlier and is the most common cause of sudden death in vEDS patients. Arterial rupture or dissection events occur in about 25% of patients before the age of 20 but increase to roughly 90% of patients by the age of 40. The median survival age of vEDS patients in the U.S. is 51 years, with arterial rupture being the most common cause of sudden death.1

About EDSIVO™ (celiprolol)

Acer is developing EDSIVO™ (celiprolol), a new chemical entity (NCE), for the treatment of COL3A1-positive vEDS patients. Celiprolol received FDA Orphan Drug Designation for the treatment of vEDS in 2015. The EDSIVO™ NDA was originally submitted based on data obtained from the BBEST trial2 and accepted for filing in October 2018 with priority review. Following FDA review, Acer received a Complete Response Letter (CRL) in June 2019 stating that it will be necessary to conduct an adequate and well-controlled trial to determine whether EDSIVO™ reduces the risk of clinical events in patients with vEDS. In April 2022, FDA granted celiprolol Breakthrough Therapy designation in the U.S. for the treatment of patients with COL3A1-positive vEDS. In May 2022, Acer reached agreement with FDA under a SPA for its pivotal Phase 3 clinical trial of EDSIVO™ (celiprolol) for the treatment of patients with COL3A1-positive vEDS.

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes four programs: ACER-001 (sodium phenylbutyrate) for treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); ACER-801 (osanetant) for treatment of induced Vasomotor Symptoms (iVMS); EDSIVO™ (celiprolol) for treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen

(COL3A1) mutation; and ACER-2820 (emetine), a host-directed therapy against a variety of viruses, including cytomegalovirus, zika, dengue, ebola and COVID-19. Each of Acer’s product candidates is believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and/or accelerated paths for development through specific programs and procedures established by the FDA. For more information, visit www.acertx.com.

References

1.	Pepin, et al. Survival is affected by mutation type and molecular mechanism in vascular Ehlers–Danlos syndrome (EDS type IV). Genet Med. 2014 Dec;16(12):881-8.
2.	Ong KT, et al. Effect of celiprolol on prevention of cardiovascular events in vascular Ehlers-Danlos syndrome: a prospective randomised, open, blinded-endpoints trial. Lancet. 2010;376(9751):1476-1484

Acer Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, timelines for clinical study enrollment or regulatory actions, or otherwise, future financial position, future revenues, projected expenses, regulatory submissions, actions or approvals, cash position, liquidity, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the potential for our product candidates to safely and effectively treat diseases and to be approved for marketing; the commercial or market opportunity of any of our product candidates in any target indication and any territory; our ability to secure the additional capital necessary to fund our various product candidate development programs; the adequacy of our capital to support our future operations and our ability to successfully fund, initiate and complete clinical trials and regulatory submissions for ACER-001, ACER-801, EDSIVO™ or our other product candidates; the ability to protect our intellectual property rights; our strategy and business focus; and the development, expected timeline and commercial potential of any of our product candidates. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to fund our various product candidate development programs and to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, risks related to the drug development and the regulatory approval process, including the timing and requirements of regulatory actions, and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

Corporate and IR Contact:

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

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